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                              TELEFLEX INCORPORATED
                       GLOBAL EMPLOYEE STOCK PURCHASE PLAN























                                    EXHIBIT 4
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                              TELEFLEX INCORPORATED


                       GLOBAL EMPLOYEE STOCK PURCHASE PLAN
                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
 I.       Purpose.......................................................  1

 2.       Definitions...................................................  1

 3.       Eligibility...................................................  3

 4.       Participation and Withdrawal..................................  4

 5.       Offering......................................................  5

 6.       Purchase of Stock.............................................  7

 7.       Payment and Delivery..........................................  7

 8.       Recapitalization..............................................  7

 9.       Merger, Liquidation, Other Corporation Transactions...........  8

10.      Transferability................................................  8

11.      Amendment or Termination of the Plan...........................  8

12.      Administration.................................................  9

13.      Plan Committee Rules for Foreign Jurisdictions................. 10

14.      Securities Laws Requirements................................... 10

15.      Government Regulations......................................... 10

16.      No Enlargement of Employee Rights.............................. 10

17.      Governing Law.................................................. 11

18.      Effective Date................................................. 11

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                              TELEFLEX INCORPORATED

                       GLOBAL EMPLOYEE STOCK PURCHASE PLAN


1.       PURPOSE.

         The purpose of this Plan is to provide an opportunity for certain designated Employees of Teleflex Incorporated (the "Corporation") and its Designated Subsidiaries to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), so as to permit the grant of section 423 qualified options to Employees of the Corporation or Designated Subsidiaries, although the Corporation makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under section 423 of the Code to Designated Employees of the Corporation or Designated Subsidiaries pursuant to this Plan or to sub-plans adopted by the Plan Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2.       DEFINITIONS.

         (a) "Board" shall mean the Board of Directors of the Corporation.

         (b) "Code" shall mean the Internal Revenue Code of 1986, of the U.S.A., as amended.

         (c) "Plan Committee" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

         (d) "Common Stock" shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

         (e) "Compensation" shall mean an Employee's regular base pay paid on account of personal services rendered by the Employee to the Corporation or a Designated Subsidiary, plus pre-tax contributions of the Employee which are part of deferred compensation or benefit plans maintained by the Corporation or a Designated Subsidiary, with any modifications determined by the Plan Committee. The Plan Committee shall have the authority to determine and approve all forms of compensation (such as commissions) to be included in the definition of compensation and may change the definition on a prospective basis.

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         (f) "Corporation" shall mean Teleflex Incorporated, a Delaware corporation.

         (g) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Plan Committee as eligible to participate in the Plan (either as a section 423 qualified or a non-section 423 qualified sub-plan with respect to its Employees).

         (h) "Employee" shall mean an individual classified as an employee by the Corporation or a Designated Subsidiary on the payroll records of the Corporation or the Designated Subsidiary during the relevant participation period.

         (i) "Offering Date" shall mean the first business day of each Purchase Period.

         (j) "Fair Market Value" shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

             (1) If the shares are traded on an exchange, the reported "closing price" on the trading day which precedes the relevant day (e.g., the Offering Date or Purchase Date);

             (2) If the shares are traded over-the-counter on the NASDAQ System or on the NASDAQ National Market System, the mean between the highest bid and the highest asked prices on said System on the trading day which precedes the relevant day (e.g., the Offering Date or Purchase Date); and

             (3) If neither (1) nor (2) applies, the fair market value as determined by the Plan Committee in good faith. Such determination shall be conclusive and binding on all persons.

         (k) "Participant" shall mean a participant in the Plan as described in
Section 4 of the Plan.

         (l) "Plan" shall mean this Teleflex Incorporated Global Employee Stock Purchase Plan.

         (m) "Purchase Date" shall mean the last business day of each Purchase Period.

         (n) "Purchase Period" shall mean a three-month, six-month or other period as determined by the Plan Committee. The first Purchase Period shall commence on the Plan's Effective Date. Subsequent Purchase Periods, if any, shall run consecutively after the termination of the preceding Purchase Period.

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         (o) "Shareholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation's by-laws.

         (p) "Subsidiary" shall mean any subsidiary corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code section 424(f).

3.       ELIGIBILITY.

         Any Employee regularly employed on a full-time or part-time basis by the Corporation or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, provided that the Plan Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one month's employment) prior to an Offering Date for the Employee to be eligible to participate with respect to the Purchase Period beginning on that Offering Date and provided further that (1) the Plan Committee may exclude part-time Employees from participation pursuant to criteria and procedures established by the Plan Committee; (2) the Plan Committee may impose an eligibility period on participation of up to two years employment with the Corporation and/or a Designated Subsidiary with respect to participation on any prospective Offering Date; and (3) with respect to non-section 423 qualified options, the Plan Committee may designate by job classification or otherwise which Employees of the Corporation and/or a Designated Subsidiary shall be eligible to participate. The Board also may determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code section 414(g). An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code section 423(b)(5); provided, however, that Employees participating in a non-section 423 qualified option grant or in a sub-plan adopted pursuant to
Section 13 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 grant. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

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4.       PARTICIPATION AND WITHDRAWAL.

         4.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Plan Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Plan Committee. Participation may be conditioned on an eligible Employee's consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions. An eligible Employee may authorize payroll deductions at the rate of any whole percentage, two percent (2%) or greater, of the Employee's base salary, not to exceed ten percent (10%) of the Employee's Compensation, or such greater percentage, as specified by the Plan Committee, as applied to a Purchase Period. All payroll deductions may be held by the Corporation and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Plan Committee. A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account. Payroll deductions made with respect to Employees paid in currencies other than U.S. dollars shall be converted to U.S. dollars as of each Purchase Date using the then applicable exchange rate, as determined by the Plan Committee; provided, however, that the Plan Committee may determine, with respect to any Purchase Period, that payroll deductions shall be converted to U.S. dollars based on an average or median exchange rate applicable for the relevant Purchase Period.

         4.2 A Participant may decrease his or her rate of payroll deductions at any time unless other procedures are prescribed by the Plan Committee. A Participant may increase his or her rate of payroll deductions only effective on the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Plan Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Plan Committee determines to change the maximum permissible rate.

         4.3 (a) Under procedures established by the Plan Committee, a Participant may discontinue participation in the Plan at any time during a

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Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Plan Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless the Plan Committee determines to change the maximum permissible rate.

             (b) If a Participant discontinues participation during a Purchase Period, all accumulated payroll deductions credited to the Participant's Account shall be paid to the Participant. The Plan Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Plan Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan.

             (c) In the event any Participant terminates employment with the Corporation or any Subsidiary for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Plan Committee. The Plan Committee also may establish rules regarding when leaves of absence or change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Plan Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries. In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate or legal representative of the Participant.

5.       OFFERING.

         5.1 The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 100,000 shares.

         5.2 Each Purchase Period shall be determined by the Plan Committee. Unless otherwise determined by the Plan Committee, the Plan will operate with successive semi-annual Purchase Periods commencing at the Plan Effective Date. The Plan Committee shall have the power to change the duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants.

         5.3 With respect to each Purchase Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option

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to purchase the number of shares of Common Stock which may be purchased with the payroll deductions accumulated in an account maintained on behalf of such Employee (assuming payroll deductions at a rate of 10% of base salary or such greater percentage of base salary as determined by the Plan Committee) during each Purchase Period at the purchase price specified in Section 5.4 below, subject to the following additional limitations:

             (a) The number of shares which may be purchased by any eligible Employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which such Purchase Date occurs.

             (b) The number of shares which may be purchased by an Eligible Employee on any subsequent Purchase Date which occurs in the same calendar year (as referred to in subsection (a) above) shall not exceed the number of shares determined by performing the calculation below:

         Step One: The number of shares purchased by the Employee during any Purchase Period whose Purchase Date occurred in the same calendar year shall be multiplied by the Fair Market Value of a share of Common Stock on the first day of such previous Purchase Period in which such shares were purchased.

         Step Two: The amount determined in Step One shall be subtracted from $25,000.

         Step Three: The amount determined in Step Two shall be divided by the Fair Market Value of a share of Common Stock on the first day of the Purchase Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of shares which may be purchased by any eligible Employee on such subsequent Purchase Date.

         5.4 The option price under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Plan Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted or (ii) the Designated Percentage of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. The Plan Committee may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Plan Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

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         5.5 Notwithstanding any other provision of the Plan to the contrary, no
Employee participating in a Code section 423 grant or offering shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code section 423(b)(8).

6.       PURCHASE OF STOCK.

         Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of full and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.4.

7.       PAYMENT AND DELIVERY.

         Upon the exercise of an option on each Purchase Date, the Corporation shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Plan Committee may permit or require that shares be deposited directly with a broker designated by the Plan Committee (or a broker selected by the Plan Committee) or to a designated agent of the Company, and the Plan Committee may utilize electronic or automated methods of share transfer. The Plan Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Plan Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Corporation. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in Section 7.

8.       RECAPITALIZATION.

         8.1 If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend,

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combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         8.2 The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Corporation effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

         8.3 The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.       MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

         9.1 In the event of the proposed liquidation or dissolution of the Corporation, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

         9.2 In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest.

10.      TRANSFERABILITY.

         Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.2.

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11.      AMENDMENT OR TERMINATION OF THE PLAN.

         11.1 The Plan shall continue until January 1, 2010, unless previously terminated in accordance with Section 11.2.

         11.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

              (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

              (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

              (c) materially increase the benefits accruing to Participants;

              (d) reduce the purchase price specified in Section 5.4, except as specified in Section 8;

              (e) extend the term of the Plan beyond the date specified in
Section 11.1; or

              (f) amend this Section 11.2 to defeat its purpose.

12.      ADMINISTRATION.

         The Board shall appoint a Plan Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Plan Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Plan Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Plan Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Plan Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with

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the delegation from the Board. Decisions of the Board and the Plan Committee
shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Plan Committee shall be fully effective as if it had been made at a meeting of the Plan Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Plan Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.      PLAN COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

         13.1 The Plan Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

         13.2 The Plan Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.      SECURITIES AND EXCHANGE CONTROL LAWS REQUIREMENTS.

         The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.      GOVERNMENTAL REGULATIONS.

         This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

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16.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

17.      GOVERNING LAW.

         This Plan shall be governed by Delaware law.

18.      EFFECTIVE DATE.

         This Plan shall be effective January 1, 2000 subject to approval by the Board.























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